Exhibit 10.1
APTAR AND OPIANT CONFIDENTIAL

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (“Agreement”) is made this 21st day of October, 2020 (“Effective Date”) by and between AptarGroup, Inc., a Delaware corporation, by and on behalf of its Affiliates, having its principal place of business at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014 (“Aptar”), and Opiant Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 233 Wilshire Boulevard, Suite 280, Santa Monica, CA (“Customer”), and describes the terms and conditions under which Aptar or an Affiliate (each a “Designated Provider”) will provide services to Customer. “Party” or “Parties” shall mean, individually, Aptar or Customer as the context requires and, collectively, both Aptar and Customer.

Aptar and Customer agree as follows:

ARTICLE 1.SERVICES

a.General. In consideration of the Fee (as defined below), Aptar undertakes to use commercially reasonable efforts to perform the Services for Customer. “Services” means (i) performance of certain work, studies and analytical services in connection with nasal drug product development and assessment, and (ii) delivery of certain Deliverables in the performance of such Services, each as described in one or more written schedules that have been signed by both Parties (“Schedules”). Schedules shall specify the Designated Provider, a study design, information and materials provided by Customer, Fees and payment terms, Deliverables and other relevant matters. “Deliverables” means the deliverables (including any data, results, and reports) prepared for Customer by or on behalf of Aptar, alone or with others, which deliverables are expressly described in the applicable Schedule and generated pursuant to the Services. When fully-executed by the Customer and the Designated Provider, each Schedule shall be governed by the terms of this Agreement and shall be incorporated herein by this reference. “Fee” means the fees for Services and other payments set forth in the applicable Schedule. In the event of a conflict or inconsistency between the terms of any Schedule and this Agreement, the terms of this Agreement will prevail. “Affiliate” means any person or entity that directly or indirectly through one or more intermediates controls, is controlled by, or is under common control with a Party, where “control” means that direct or indirect, legal or beneficial ownership of more than fifty percent (50%) of the outstanding voting rights in a company.

b.Review of Schedules. Customer acknowledges that Aptar has proposed to Customer in the Schedule(s), for Customer’s review and approval, a detailed description of the Services and Deliverables, the Fee relating to the same and any Expenses (hereinafter defined in Section 2.1). Customer further acknowledges that it has reviewed and approved each Schedule prior to signing such Schedule.

c.Change Orders. Any additions to the Services or Deliverables under any Schedule shall require a written change order (a “Change Order”). Either Party may initiate a Change Order by submitting a written request for a Change Order to the other Party. All Change Order requests and Change Orders shall set forth: (i) a description of any additional Services or Deliverables; (ii) the fees attributable to the additional Services or Deliverables; (iii) acceptance procedures for such additional Services and Deliverables, if applicable; and (iv) signatures of duly authorized individuals of the Customer and the

Exhibit 10.1
Designated Provider executing the Change Order. Within ten (10) days of receipt of a Change Order request from the other Party, the receiving Party shall notify the other Party of its acceptance or rejection of such Change Order. Both Parties shall act in good faith and promptly when considering a Change Order requested by the other Party. Without limiting the foregoing, Customer shall not unreasonably withhold approval of a Change Order if the proposed changes in pricing or time lines result from, among other appropriate reasons, forces outside the reasonable control of Aptar or changes in the assumptions provided by Customer upon which the initial pricing or time lines were based. The term “Services” shall include all services and work performed by Aptar under Change Orders. When fully executed by the Customer and the Designated Provider, each Change Order shall be governed by the terms of this Agreement and shall be incorporated herein by this reference. Aptar shall perform under a Change Order only after it has been signed by both Parties.

d.Cooperation. Customer shall reasonably cooperate with Aptar in providing any materials and information provided by the Customer in connection with the Services, as set forth in the applicable Schedule (“Customer Materials”). Customer will also provide reasonable access to Customer’s personnel knowledgeable about the Services and Customer Materials as necessary for Aptar to provide the Services. Customer shall provide to Aptar the Customer Materials without delay. In the event of any failure or delay in doing so on Customer’s part that materially delays Aptar from performing the Services, the Parties shall agree in writing to an equitable adjustment to increase the time period for performance of the affected Service(s), without limiting any other rights or remedies available to Aptar under this Agreement or Schedule.

e.Customer Materials. Aptar will use Customer Materials only as necessary to perform Services. Aptar will not analyze Customer Materials except as necessary to perform Services and will not transfer or make the Customer Materials available to third parties without the prior written consent of the Customer. Customer will retain full ownership of all Customer Materials. Customer shall be responsible for the costs of all specialty chemicals, reference standards and Customer-specific purchases, as set forth in the applicable Schedule, unless supplied to Aptar as Customer Materials.
f.Records. Aptar shall maintain records in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes which shall fully reflect all Services performed and results achieved in the performance of the Services.

ARTICLE 2.PAYMENT

a.Total Charges and Payment. In consideration for the Services and Deliverables, Customer shall pay Aptar the Fee set forth in each Schedule. Aptar will invoice the Customer and Customer shall pay all such invoices in accordance with the terms set forth in the applicable Schedule. In addition to the Fee and any other fees due hereunder, Customer will reimburse Aptar for all reasonable travel and related expenses, including meals, lodging and other incidental expenses, incurred by Aptar personnel directly providing Services under a Schedule (“Expenses”). Travel time will be paid at 50% of the per hour rate indicated in the Schedule. With respect to Expenses that are billable to Customer, Aptar shall provide an estimate to Customer in advance for approval and Customer shall issue the corresponding purchase order (“PO”) to Aptar. The Fee does not include any Expenses or taxes applicable to the Services or Deliverables. VAT or other applicable duties and taxes (except taxes on Aptar’s income) shall be set forth in the applicable Schedule and paid by Customer upon the receipt of a corresponding invoice

ARTICLE 1.OWNERSHIP AND USE OF INFORMATION AND MATERIALS

Exhibit 10.1

a.Aptar Property. Aptar will retain full ownership rights in and to all methodologies, processes, technologies, document templates, report formats, technology, software, analytical methods or project tools and all other materials developed, owned, licensed or otherwise controlled by Aptar prior to or during the term of this Agreement, and any improvements, enhancements, modifications, derivations or adaptations thereof (collectively, with all associated intellectual property rights, the “Aptar Property”), regardless of whether such Aptar Property is used in connection with Aptar’s performance of its obligations under this Agreement. Aptar hereby grants to Customer a non-exclusive, non-transferable (except in accordance with Section 8.1), royalty-free, worldwide license to use any Aptar Property solely to the extent such Aptar Property is incorporated into the Deliverables and solely for use or exploitation of the Deliverables in accordance with the authorization in Section 3.2, with the right to sublicense through multiple tiers to third parties performing services on behalf of Customer and Customer’s Affiliates and licensees (“Customer Licensees”) ; provided that any sublicense agreement shall be consistent with the terms of this Agreement, including confidentiality and intellectual property provisions comparable to those set forth in this Agreement or any applicable Schedule. No sublicense granted by Customer hereunder shall relieve Customer of any of its obligations under this Agreement. For the avoidance of doubt, Customer may not commercially exploit Aptar Property independently of the Deliverables. The license granted to Customer in this Section 3.1 does not include any rights with respect to any Aptar products, devices or delivery technology (or any proprietary rights or intellectual property rights of Aptar therein), and expressly excludes any and all rights to commercially exploit, and/or manufacture, or have manufactured, any Aptar products, devices or delivery technology in the absence of an express agreement between both Parties.

b.Customer Property. Aptar hereby grants to Customer, its Affiliates and Customer Licensees authorization to use the Deliverables solely for internal use and regulatory submissions for the Product set forth in the applicable Schedule. Customer will retain full ownership rights in and to all methodologies, processes, technologies, document templates, report formats, technology, software, analytical methods or project tools and all other materials developed, owned, licensed or otherwise controlled by Customer prior the term of this Agreement or outside of the activities under this Agreement (collectively, with all associated intellectual property rights, the “Customer Property”). Customer shall own, and Aptar hereby assigns to Customer, all right, title and interest in (a) the Deliverables and (b) any inventions, discoveries, improvements or other intellectual property rights developed during the performance of the Services that relate exclusively to (i) the Deliverables (excluding Aptar Property), (ii) Customer Material, (iii) Customer Confidential Information, or (iv) Customer’s opioid antagonist formulation, including the composition of matter, formulation, method of use, method of manufacture, method of administration or dosing regimen thereof, and related excipients and absorption enhancers (clauses (i) through (iv) collectively, “Project IP”). Customer grants to Aptar a limited, non-exclusive, non-transferable (except in accordance with Section 8.1), royalty-free license, with the right to sublicense through multiple tiers to Aptar’s Affiliates, to use Project IP solely to perform its obligations under this Agreement.

c.Assignment of Rights. Each Party (an “Assignor”) does hereby assign to the other Party (an “Assignee”), without additional compensation, and shall cause such Assignor’s employees, contractors and agents to assign to such Assignor (for further assignment to such Assignee), such right, title and interest in and to any intellectual property rights as are necessary to fully effect the ownership provisions set out in this Article 3 and any accrued rights of action in respect thereof. Each Party shall, if so requested by the other Party, execute all such documents and do all such other acts and things as may be reasonably required to comply with this Section to vest in the appropriate Party all rights in the relevant

Exhibit 10.1
intellectual property rights and shall procure execution by any named inventor of all such documents as may reasonably be required by the other Party in connection with any related patent application.

ARTICLE 2.CONFIDENTIAL INFORMATION

a.Confidential Information. At all times during the term hereof and at all times thereafter for a period of ten (10) years following the expiration or termination of this Agreement, each Party shall keep confidential and not disclose to anyone but its employees, Affiliates, contractors and agents having a need to know and who are bound by obligations of confidentiality and non-use at least as restrictive as those set forth in this Article 4, and shall not use for the benefit of itself or any other individual or entity, any Confidential Information of the other Party except as needed to exercise its rights and perform its obligations hereunder. The receiving Party shall be responsible for any action of its employees, Affiliates, contractors and agents that would constitute breach of this Article 4 if such action was taken by the receiving Party itself. “Confidential Information” means any information, data or materials including without limitation, trade secrets, intellectual property and know-how of the disclosing Party, whether in written, digital, oral or other form disclosed to the receiving Party in connection with the Services or otherwise under this Agreement. Either Party’s failure to mark any Confidential Information as confidential, proprietary or otherwise shall not affect its status as Confidential Information hereunder. Customer’s Confidential Information includes, without limitation, Customer Materials, Deliverables (excluding Aptar Property) and Project IP. Aptar’s Confidential Information includes, without limitation, Aptar Property. Each Party solely owns its Confidential Information. The disclosing Party’s Confidential Information shall not include any information which: (a) the receiving Party can demonstrate by its written records was rightfully in its possession prior to the date of disclosure to it by the disclosing Party; (b) at the time of disclosure or later, is published or becomes part of the public domain through no act or failure to act on the part of the receiving Party; (c) the receiving Party has developed independently without reference to or use of any Confidential Information of the disclosing Party as shown by the receiving Party’s written records; or (d) the receiving Party can demonstrate came into its possession from a third party who does not owe the disclosing Party an obligation of confidentiality

b.Specific Performance. Each Party agrees that the disclosing Party may suffer irreparable harm in the event of a violation by the receiving Party of its covenants under Section 4.1 of this Agreement, the monetary value of which may be impossible to ascertain; accordingly, in such event, the aggrieved Party shall be entitled to seek an injunction and other equitable relief in the event of any failure by the receiving Party to comply with its covenants under Section 4.1 of this Agreement, in addition to whatever other remedies the aggrieved Party may possess, without having to post a bond.

c.Confidentiality of Agreement. Except as otherwise required by law (including securities laws and regulations), neither Party will make any public disclosure, announcement or press release regarding the existence or terms of this Agreement without the prior written consent of the other Party and mutual agreement as to the content of any such public disclosure, announcement or press release. Notwithstanding the foregoing, each Party may disclose this Agreement to its advisors and actual or potential investors, acquirers, lenders, licensees and collaborators on a reasonable need to know basis under circumstances that reasonably ensure the confidentiality thereof.

d.Termination of Prior Agreement. This Agreement supersedes the Mutual Confidentiality Agreement between the Parties dated April 4, 2018 (the “Confidentiality Agreement”), provided, however, that the foregoing shall not limit any remedies available to either Party with respect to any

Exhibit 10.1
breach of the Confidentiality Agreement which occurred prior to the Effective Date. All Information (as defined in the Confidentiality Agreement) exchanged between the Parties under the Confidentiality Agreement shall be deemed to be Confidential Information under this Agreement and will be subject to the terms of this Article 4.

ARTICLE 3.WARRANTIES

a.Standards. Aptar warrants and represents to Customer that the Services and Deliverables will be provided as described in the Schedules by or on behalf of Aptar, and that the Services will be performed in a professional and workmanlike manner, consistent with Aptar’s standard operating procedures (“SOPs”), and, with respect to Services performed by NextBreath, a Division of AptarGroup, Inc. located at 1450 South Rolling Road, Baltimore, Maryland 21227, in accordance with then-current United States Food and Drug Administration Good Manufacturing Practices (“cGMP”). In the event of a material breach of the representation in this Section 5.1, Customer shall notify Aptar in writing in reasonable detail within 15 days of the later of receiving the affected Service or Deliverable or first becoming aware thereof and Customer’s sole remedy for breach of this Section 5.1 shall be re-performance of the affected Service or portion thereof at no additional cost to Customer.

b.Power/Authority. Aptar and Customer each hereby represents and warrants that it has the legal power and authority to undertake the obligations specified herein, and that it has not made any commitments to others inconsistent with or in derogation of such obligations.

c.Ownership and Non-Infringement.

1.Customer warrants and represents to Aptar that, to Customer’s knowledge, Customer is the lawful owner or has the rights to use all materials which form part of the Customer Materials, that such materials have been produced in compliance with applicable laws and Customer has all rights necessary to grant Aptar the rights set forth in this Agreement, without violation or infringement of intellectual property rights of third parties

d.Disclaimer

2.OTHER THAN AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, APTAR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT ANY TESTS PERFORMED OR SERVICES OR DELIVERABLES PROVIDED BY APTAR ARE ADEQUATE OR SUFFICIENT FOR CUSTOMER’S PURPOSES, AND CUSTOMER AGREES NOT TO HOLD APTAR OR ITS AFFILIATES RESPONSIBLE FOR SUCH ADEQUACY OR SUFFICIENCY, EXCEPT AS PROVIDED IN SECTION 5.1. ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED. APTAR DISCLAIMS ANY WARRANTY OF NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO THE DELIVERABLES, PROJECT IP OR SERVICES.

3.NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY ON THE PART OF APTAR THAT ANY RESULTS WILL BE ACHIEVED BY THE SERVICES, OR THAT THE RESULTS ACHIEVED OR RECOMMENDATIONS MADE, IF ANY, ARE OR WILL BE COMMERCIALLY EXPLOITABLE AND, FURTHERMORE, APTAR MAKES

Exhibit 10.1
NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF ANY RESULTS WHICH MAY BE ACHIEVED OR RECOMMENDATIONS MADE IN THE SERVICES. APTAR AND ITS AFFILIATES SHALL HAVE NO LIABILITY TO THE CUSTOMER ARISING FROM THE CUSTOMER’S USE OF THE DELIVERABLES, PROJECT IP OR OTHER RESULTS OF THE SERVICES.

4.With respect to any products or drug delivery devices that relate to the Services, it is the Customer’s sole responsibility to (i) define any special or customized technical or packaging specifications for products, (ii) ensure that products are suited for their intended use, ensure that drug delivery devices are compatible with the Customer’s pharmaceutical agent or other content administered using such devices, and (iv) ensure compliance with all applicable laws and regulations of products that Customer markets.

ARTICLE 4.INDEMNIFICATION; LIMITS ON LIABILITY; INSURANCE

a.Indemnity by Aptar. Aptar agrees to indemnify, defend and hold harmless Customer and its respective officers, directors, employees, Affiliates, agents, licensors, successors, and assigns, from any and all losses, liabilities, damages and claims, and all related expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) and costs (“Losses”) related to, arising from, or in connection with any third party claim related to, arising from, or in connection with the breach of any representation, warranty, and/or covenant by Aptar or any of its Affiliates set forth herein, except with respect to any matter for which Customer is obligated to provide indemnification under Section 6.2.

b.Indemnity by Customer. Customer agrees to indemnify, defend and hold harmless Aptar and its respective officers, directors, employees, Affiliates, agents, successors, and assigns, from any and all Losses related to, arising from, or in connection with any third party claim related to, arising from, or in connection with the (i) actual or alleged infringement by the Customer Materials of any third party intellectual property rights and/or proprietary right, including, but not limited to, publicity and/or privacy, (ii) breach of any representation, warranty and/or covenant by Customer or any of its Affiliates set forth herein, or (iii) Customer’s use of the Deliverables, Project IP or any other results of the Services, except, in each case (clauses (i) through (iii)), with respect to any matter for which Aptar is obligated to provide indemnification under Section 6.1.

c.Indemnification Procedures. The Party seeking indemnification shall (a) give the proposed indemnitor prompt written notice of the relevant claim; (b) cooperate with the indemnitor, at the indemnitor’s expense, in the defense and settlement of such claim; and (c) give the indemnitor the right to control the defense and settlement of any such claim, except that the indemnitor shall not enter into any settlement that affects the indemnitee’s rights or interest without the indemnitee’s prior written approval. The indemnitee shall have the right to participate in the defense at its expense. The indemnitee shall not agree to any disposition, compromise or settlement of any claim for which it seeks indemnification hereunder without the prior written consent of the indemnitor.
d.Limitation of Liability. Except for (i) the Parties’ indemnification obligations under this Article 6, (ii) Losses arising from fraud, gross negligence or willful misconduct, or (iii) Losses incurred by a Party arising from a breach of Article 4, neither Party shall be liable to the other for special, indirect, incidental, consequential, exemplary or punitive damages of the other (even if such Party knew or should have known or has been advised of the possibility thereof) arising out of or in connection with this Agreement or the subject matter hereof. EXCEPT FOR (i) EACH PARTY’S INDEMNIFICATION

Exhibit 10.1
OBLIGATIONS UNDER SECTIONS 6.1 AND 6.2 HEREOF, (II) LOSSES ARISING FROM FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (III) LOSSES INCURRED BY A PARTY ARISING FROM A BREACH OF ARTICLE 4, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EITHER PARTY UNDER OR WITH RESPECT TO THIS CONTRACT, REGARDLESS OF SUCH PARTY’S FAULT, EXCEED THE TOTAL SUM OF FEES PAID BY CUSTOMER TO APTAR UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS ON AND EXCLUSIONS FROM LIABILITY AS PROVIDED HEREIN WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY PROVIDED HEREIN WILL FAIL, OR IS FOUND TO HAVE FAILED, OF ITS ESSENTIAL PURPOSE. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT BY A PARTY MORE THAN ONE (1) YEAR AFTER THE LATER OF THE CAUSE OF ACTION HAS ACCRUED OR THE PARTY BRINGING SUCH ACTION FIRST BECOMES AWARE OF THE FACTS GIVING RISE TO SUCH CAUSE OF ACTION.
e.Insurance. Each Party shall, at its own cost and expense, obtain and maintain in full force and effect during the term hereof, with reputable insurers, insurance with coverages and limits appropriate for its obligations to be performed hereunder. Each Party shall furnish the other Party with certificates evidencing such insurance upon request.

ARTICLE 5.TERM AND TERMINATION
a.Term. This Agreement shall commence on the Effective Date and remain in effect for a period of three (3) years or until the Services are completed whichever is later, unless terminated earlier in accordance with the terms and conditions set forth herein. Each Schedule shall come into effect on the effective date of such Schedule and expire on the terms set forth in such Schedule.
b.Termination.
5.By Customer. Customer may terminate this Agreement or any applicable Schedule upon thirty (30) days’ prior written notice to Aptar if, due to a decision of a regulatory authority with respect to any Product, such Product cannot, in Customer’s reasonable judgment, be further commercialized or developed.
6.For Cause. Either Party may terminate this Agreement for cause on fifteen (15) days’ prior written notice if the other Party (i) has committed a material breach of this Agreement after being given reasonable written notice of the scope, nature and details of the breach and has failed to cure such material breach within thirty (30) days of such notice, except that, if such other Party has disputed the breach, then this Agreement may not be terminated pursuant to this clause (i) unless and until such dispute has been resolved in favor of the non-breaching Party in accordance with Section 8.4, or (ii) should file a voluntary petition in bankruptcy, be adjudicated a bankrupt, have a receiver appointed for the operation of its business, or make a material liquidation of assets.
7.For Customer Delay. Customer shall provide fifteen (15) days prior written notice to Aptar of any request to delay, defer, or materially diminish or alter the timely delivery of Services by Aptar in accordance with one or more Schedules for a period of more than ninety (90) days, whether due to a delay in providing samples, material or any other information or support or otherwise. Upon receipt of such notice, at Aptar’s option it shall have the right to deny such request on written notice to Customer or accept such notice of delay.

c.Effect of Termination. Upon expiration or termination for any reason, each Party shall promptly return to the other any Confidential Information and other property belonging to the other that is in its possession, subject to any rights in such property that may exist under this Agreement. Upon early

Exhibit 10.1
termination pursuant to Section 7.2 of this Agreement, Aptar shall deliver the Deliverables in whatever stage of completion and Customer shall pay Aptar all Fees and Expenses accrued prior to expiration or termination within thirty (30) days after expiration or termination of this Agreement or, for any Schedule that remains in effect following termination of this Agreement, within thirty (30) days after expiration of such Schedule. Customer acknowledges that, in connection with the early termination of certain Services, Aptar will incur costs and fees that it would otherwise not incur in reliance upon allocating resources to provide such Services, including but not limited to staff time, material costs and lab space allocation that would otherwise be utilized for the delivery of services to other clients, as a result of any early termination. Accordingly, additional facility and resource fees may be applicable upon early termination of such Services, as may be set forth in the relevant Schedule(s).

ARTICLE 6.GENERAL

a.Assignment; Subcontracting. Neither Party may assign this Agreement or any interest herein without the prior written consent of the other, except that a Party may assign this Agreement without obtaining such prior written consent to (a) its Affiliate or (b) its successor in connection with the sale or transfer of all or substantially all of its business or assets related to this Agreement (whether by merger, stock purchase, asset purchase, consolidation or otherwise), provided that, in the case of an assignment by Customer under this clause (b), the assignee does not develop, manufacture or commercialize proprietary devices for nasal delivery of pharmaceutical products that compete with Aptar’s nasal delivery devices. This Agreement shall bind and inure to the benefit of the Parties and their successors and permitted assigns. Any attempted assignment of this Agreement not made in accordance with this Section 8.1 shall be null and void. Aptar shall ensure that any third party subcontractor engaged to perform any activities under this Agreement is bound by a written agreement that is consistent with the terms and conditions of this Agreement, including provisions regarding Confidential Information and ownership of Project IP, and Aptar shall be liable to Customer for the compliance of any such subcontractor with this Agreement.

b.Force Majeure. Except for payment obligations hereunder, if either Party is delayed at any time in its performance hereunder and (a) such delay is due to a cause beyond such Party’s reasonable control, and (b) such Party is without fault in causing such delay, the delayed Party will promptly notify the other Party in writing of such delay and the other Party will extend the time of completion for a reasonable time provided the delayed Party continues to use commercially reasonable efforts to re-commence performance whenever and to whatever extent possible without delay.

c.Survival of Provisions. The terms and provisions of this Agreement that by their sense and context are intended to survive the performance thereof or hereof by either Party or both Parties hereto shall so survive the completion of performance and termination of this Agreement, including without limitation, Sections 1.5, 1.6, 5.4 and 7.3, Articles 2, 3, 4, 6 and 8 and making of any and all payments due and owing hereunder that accrued prior to the date of such termination.

d.Arbitration. Subject to Section 4.2 hereof, in the event of any dispute between the Parties arising under or relating to the Agreement, the Parties shall use their reasonable good faith efforts to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within ten (10) days after a Party provides written notice to the other Party of such Party’s intent to submit the dispute to arbitration pursuant hereto, such dispute shall be submitted by the Parties to arbitration in accordance with the then-current rules and procedures of the American Arbitration Association then in effect. Any resulting hearing shall be held in New York, New York, or at such other location as may be agreed upon by the Parties. The resolution of any dispute achieved through such arbitration shall be final and binding and enforceable by a court of competent jurisdiction. Each Party shall bear its own costs associated with the arbitration of any

Exhibit 10.1
dispute, and all fees and other costs of the arbitration proceeding shall be shared equally between the Parties. Notwithstanding anything to the contrary in this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any dispute pursuant to this Section 8.4.

e.Applicable Law. This Agreement, the interpretation hereof, and any disputes arising hereunder, shall be governed by the laws of the State of New York, without regard to its or any other jurisdiction’s choice of law rules.

f.Notices. All notices, requests and demands, other than routine communications under this Agreement, shall be in writing and shall be deemed to have been duly given when delivered, or when transmitted by confirmed facsimile (with a copy provided by another means specified in this Section or in a Schedule), or one (1) business day after being given to an overnight courier with a reliable system for tracking delivery, or three (3) business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

Aptar:

Aptar Pharma, a division of AptarGroup, Inc.
250 North Route 303
Congers, NY 10920-1408

Attn: President, Aptar Pharma North America

Customer:
Opiant Pharmaceuticals, Inc.
233 Wilshire Boulevard, Suite 280 Santa Monica, CA
Attn: General Counsel

Either Party may from time to time change the individual(s) to receive notices under this Section and its address for notification purposes by giving the other prior written notice of the new individual(s) and address and the date upon which the change will become effective.

g.Waiver. No failure of either Party to exercise any power or right granted hereunder or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the Parties with regard to the terms and performance hereof, shall constitute a waiver of the rights of such Party to demand full and exact compliance with the terms of this Agreement. No waiver of any provision or right hereunder will be valid unless it is in writing and signed by the Party giving it.

h.Entire Agreement; Amendments. This Agreement and its Schedules and Change Orders constitute the entire understanding of the Parties with respect to the subject matter hereof, and shall not be amended or modified except in a writing that has been duly executed by signature of an authorized representative of each of the Parties. This Agreement may not be amended or modified by conduct manifesting assent, and each Party is hereby put on notice that any individual purporting to amend or modify this Agreement by conduct manifesting assent is not authorized to do so. Any and all previous or

Exhibit 10.1
contemporaneous agreements and understandings between the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

i.Relationship of Parties; No Third Party Beneficiaries. Both Parties agree that they are independent entities. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the Parties. Each Party is responsible for the supervision, management and direction of its own employees, agents and contractors. Each Party is responsible for the payment of compensation to its employees, agents and contractors and for any injury to them occurring in the course of their employment for which their employer is responsible and neither Party shall be responsible for the supervision, management and direction of the employees, agents or contractors of the other Party. Aptar and the Designated Provider that executes a Schedule and provides Services thereunder shall be jointly and severally liable for the performance of such Services. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties named herein and their respective successors and permitted assigns.

j.Interpretation. Both Parties agree that they each actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the Parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against a Party on the grounds that it was the drafter thereof.

k.Counterparts. The Parties may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which will together constitute one and the same Agreement. Counterpart signature pages to this Agreement delivered via facsimile or e-mail in PDF or similar electronic format shall have the same binding effect as original signatures.

l.Further Assurances. The Parties agree that each will, from and after the date of this Agreement, execute and deliver such other documents and take such other actions as may reasonably be requested to effect the transactions contemplated hereunder.

m.Severability. To the extent any provision of this Agreement violates any applicable law, that provision shall be considered void and the balance of that Agreement shall remain unchanged and in full force and effect.

n.Notice of FDA Inspection. Aptar will promptly notify Customer in writing to the extent permitted by applicable law if the FDA conducts or gives notice to Aptar of its intent to conduct an inspection at Aptar’s facilities with respect to a Service provided for under this Agreement and shall promptly provide Customer with the results of any such inspection. Each Party acknowledges that it may not direct the manner in which the other Party fulfills its obligations to permit inspection by the FDA. Customer shall reimburse Aptar for all reasonable and documented out-of-pocket costs associated with inspections by the FDA that are specific to any Service hereunder.

o.No Debarment. Aptar will not knowingly use the services of any persons or entities debarred or threatened with debarment or suspended under 21 U.S.C. § 335a in any capacity associated with or related to the Services or any other activities under this Agreement.

[Signature page follows.]

    IN WITNESS WHEREOF, the Parties have executed this Master Services Agreement effective as of the Effective Date first written above and each Party warrants that its respective signatory whose signature appears below is duly authorized by all necessary and appropriate corporate action to execute this Agreement on behalf of such Party.

Opiant Pharmaceuticals, Inc.    AptarGroup, Inc.

By:     /s/ Dr. Roger Crystal        By:     /s/ Alex Theodorakis
Name: Dr. Roger Crystal    Name: Alex Theodorakis
Title: Chief Executive Officer    Title: President

Exhibit 10.1

MASTER SERVICES AGREEMENT
SCHEDULE OF WORK #1

This Schedule of Work (“Schedule”), effective as of the 27th day of October, 2020 (“Schedule Effective Date”), is made by and between APTAR France SAS, a French limited liability company, registered at the RCS of Evreux under the number 552 081 739 and having its registered place of business in Lieu Dit Le Prieuré, 27110 Le Neubourg, France (“Designated Provider”), and Opiant Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 233 Wilshire Boulevard, Suite 280, Santa Monica, CA 90401 (“Customer”).

1.TERMS & CONDITIONS: The terms and conditions governing this Schedule are set forth in the Master Services Agreement between AptarGroup, Inc., by and on behalf of its Affiliates, and Customer dated October 27, 2020 (“Agreement”), which is incorporated herein by reference. The Designated Provider is the Aptar Affiliate designated to perform the Services described in this Schedule. In the event of a conflict, except for those terms noted in Section 7 below, the terms and conditions set forth in the Agreement shall control over those in this Schedule with respect to the Services set forth in this Schedule. Capitalized terms used but not defined in this Schedule shall have the respective meanings set forth in the Agreement.
2.PROJECT PERIOD: From Schedule Effective Date until September 2023.
3.DESCRIPTION OF SERVICES AND PRODUCT: Non-exclusive technology access and co-development services for the development and submission of a single opioid antagonist for the treatment of opioid overdose using Aptar’s UDS Device (the “Product”) as described in detail in Attachment 1.
4.CUSTOMER MATERIALS: Opioid antagonist formulation.
5.DELIVERABLES: The list of Deliverables available to the Customer is attached hereto as Attachment 2. All of the listed Deliverables are available during the term of this Schedule and may be requested by Customer as part of the Services set forth in this Schedule and are included in the Fee set forth below.
6.FEE: Customer will compensate Aptar in accordance with the terms set forth in Attachments 3 and 4.

7.MODIFICATIONS & ADDITIONAL TERMS FOR THIS SCHEDULE: The Parties agree that this Section 7 supersedes any conflicting provisions of the Agreement. The Customer and Designated Provider further acknowledge and agree that this Section 7 is not intended to be used to amend the Agreement or revise terms or conditions of other Schedules. The modifications and additional terms for this Schedule are as follows:
a.Capacity. Aptar will invest in clinical and commercial capacity for units of the UDS Device not exceeding 1 Million units/year, and such capacity will be available for supply of the UDS Device to Customer not later than December 2020. Additional capacity requirements will trigger a request for capacity investment – to be negotiated 24 months prior to needed quantity above 1 Million units/year.

Exhibit 10.1
b.Deliverables. Designated Provider will provide those Deliverables in Attachment 2 selected by Customer. Any additional documents or Deliverables not listed on Attachment 2 requested by Customer will be discussed by the Parties and the scope of such work and any additional fees will be negotiated in good faith and agreed in writing by the Parties as a separate Schedule or a Change Order to this Schedule. Requests for desired Deliverables in Attachment 2 must be made in writing by Customer during the term of this Schedule. Designated Provider will not be responsible for providing any Deliverables not specifically requested by Customer during the term of this Schedule.
c.Cooperation. To the extent necessary for Customer to respond to any requests from a regulatory authority in connection with a submission for the Product and to the extent such requests relate directly to Aptar’s UDS device, Designated Provider will, upon Customer’s request, provide Customer with available documents and information in its possession, subject to any confidentiality obligations or other third party rights relating to such documents or information. If any new information or work is required, then additional services may be negotiated and agreed by the parties in a Change Order or separate Schedule.
d.Additional Services. Any additional Services not described in Attachment 1 requested by Customer, including Services to be performed by another Designated Provider such as Next Breath, or any technology access and co-development plan and corresponding Services and Deliverables intended to meet EMA requirements, shall be subject to agreement by the Parties and set forth in a separate Schedule.
8.TERM: This Schedule shall expire on the last day of the Project Period, unless extended by the Customer and Designated Provider in writing or earlier terminated in accordance with the Agreement, subject to the survival of Customer’s payment obligations under Attachment 4.
9.NOTICES: In accordance with Section 8.6 of the Agreement, in addition to the contacts specified therein, notices shall be sent as follows:

Designated Provider	Customer

10.ENTIRE AGREEMENT: This Schedule, together with all attachments hereto and the Agreement, constitutes the entire agreement between the Designated Provider and Customer with respect to the Services set forth herein; and supersedes all prior agreements, oral and written. Any modification of this Agreement shall be in a writing signed by duly authorized representatives of each party.

[Signature page follows.]

Exhibit 10.1
IN WITNESS WHEREOF, the Customer and Designated Provider have executed this Schedule effective as of the Schedule Effective Date and each party warrants that its respective signatory whose signature appears below is duly authorized by all necessary and appropriate corporate action to execute this Schedule on behalf of such party.

Opiant Pharmaceuticals, Inc.		Aptar France SAS
By:	/s/ Dr. Roger Crystal	By:	/s/ Guillaume Brouet
Name:	Dr. Roger Crystal	Name:	Guillaume Brouet
Title:	Chief Executive Officer	Title:	Vice President

Exhibit 10.1
Attachment 1 to Schedule of Work #1

Services

Exhibit A

[Intentionally Omitted]

Exhibit 10.1
Attachment 2 to Schedule of Work #1

Deliverables

[Intentionally Omitted]

Attachment 3 to Schedule of Work #1

Fees

[Intentionally Omitted]

Attachment 4 to Schedule of Work #1

Additional Fees

[Intentionally Omitted]

Attachment 5 to Schedule of Work #1

[Intentionally Omitted]